CONFIDENTIAL TREATMENT REQUESTED BY
STILLWATER MINING COMPANY
Exhibit 10.3
Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information marked “[***]” in this Exhibit has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

PRECIOUS METALS SUPPLY AGREEMENT
Precious Metals Supply Agreement (this “Agreement”), effective July 1, 2014 (“Effective Date”), by and between STILLWATER MINING COMPANY, a corporation organized under the laws of the State of Delaware and having offices at 1321 Discovery Drive, Billings, MT 59102, (“Supplier”) and JOHNSON MATTHEY INC., a corporation organized under the laws of the State of Pennsylvania and having offices at 435 Devon Park Drive, Wayne, Pennsylvania 19087 (“Purchaser”). Each of Supplier and Purchaser shall be referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Purchaser is Supplier's refiner for precious metal-bearing materials under a Master Goods and Services Agreement, effective as of the Effective Date (the “MGSA”), into which this Agreement has been incorporated and pursuant to which Purchaser outturns commercial grade Precious Metals (as that term is defined in Section 1.1) belonging to Supplier;
WHEREAS, Precious Metals outturned by Purchaser and belonging to Supplier originate from two sources: (1) primary mine output ("Mine Output"), and (2) secondary recycling feed ("Secondary Output");
WHEREAS, Supplier is a seller of Precious Metals and Purchaser requires supply of Precious Metals; and
WHEREAS, Purchaser desires to purchase Precious Metals from Supplier and Supplier desires to sell Precious Metals to Purchaser under the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements hereinafter set forth, Supplier and Purchaser, intending to be legally bound, hereby agree as follows:
1.SUPPLY AND PURCHASE.

1.1.
Mine Output. During the Term (as that term is defined in Section 2.1), Supplier agrees to supply to Purchaser, and Purchaser agrees to purchase from Supplier, subject to the exceptions listed in Section 1.7 below and under the terms of this

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Agreement, one hundred percent (100%) of the refined platinum, palladium and rhodium precious metals (individually and collectively, “Precious Metals”) originating from the Mine Output.
For the first consecutive twelve month period commencing on the Effective Date, the following shall apply to Precious Metals originating from the Mine Output:
Rhodium will be purchased at the [***]; provided that on any given trading day, absent agreement otherwise, Purchaser's purchases will be capped at[***] oz.
Platinum and Palladium can be priced one of two ways, provided the method shall be chosen prior to the commencement of the pricing period for such metal or the setting of the benchmark pricing* upon which the price to Purchaser is calculated:
1.)    The [***] between [***] price and the [***] (for purposes of establishing the [***] calculation, both price settings must occur or else neither price setting for that day will be used), or
2.)    On the [***] business day [***] the pricing period (the “pricing period” in this case being an agreed upon period for metal shipped or received at Purchaser’s facilities, not to exceed [***] calendar days), Purchaser will calculate a price that reflects the [***] for palladium sponge or platinum sponge, as applicable, against the [***]. The [***] will be determined by [***] in such sponge. Purchaser will [***]. [***] will be one of the [***] will be included in each pricing period’s [***].
For either method chosen, the following shall apply:
Supplier acknowledges that Purchaser will [***] being purchased [***] in the pricing period and will be deemed to have purchased an [***] platinum and/or palladium on [***] (a [***] being defined as a day in which an [***] and the [***] for platinum and/or palladium is published. As such, a pricing period cannot begin retroactively.
*Should the[***] or[***] for the relevant metal cease to exist, Purchaser and Supplier will work together in good faith to agree on a suitable transparent, market-determined pricing mechanism.

1.2.
Pricing Method Changes. The pricing methods specified in Section 1.1 above shall apply to the first twelve months of this Agreement (July 1, 2014 -June 30, 2015). For each twelve month period thereafter, the parties covenant to negotiate in good faith the pricing terms or mechanisms pursuant to which Purchaser shall purchase Supplier's Mine Output. The pricing or pricing mechanism for each such year shall be agreed no later than June 30 of the preceding year. For any year for which the parties have not agreed the pricing or pricing mechanisms, the pricing mechanism in section 1.1 will remain as the default pricing provision for that 12-month period. However, Supplier will have the option to be released from its obligation to sell 100% of its Mine Output to Purchaser for such year; provided that, for any such year or years in which the parties do not agree on pricing or pricing mechanisms, this Agreement shall not terminate and the refining charges

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under the MGSA shall be increased by [***] per troy oz of recovered Precious Metals for the affected year(s). The parties acknowledge that this Agreement and the MGSA are related agreements and that Purchaser will lose part of the benefit of the overall bargain if Supplier is not obligated to sell 100% of its Mine Output to Purchaser and, therefore, the increase in refining fees is agreed to be liquidated damages and not a penalty.

1.3.	Secondary Output. During the Term, Supplier agrees to give Purchaser the opportunity to quote for all such Precious Metals (on an individual Precious Metal basis).

1.4.
Supplier's PGM Account. Purchaser and Supplier have established a metal account for Supplier under the MGSA. Supplier's metal account will be credited with Precious Metals outturned by Purchaser for Supplier under the MGSA. As and when Purchaser purchases Precious Metal from Supplier pursuant to this Agreement, Purchaser shall debit Supplier's metal account accordingly.

1.5.	Title. All right, title and interest in and to the Precious Metals sold hereunder shall pass to Purchaser upon the Purchaser's receipt of the Precious Metals in accordance with Section 4 below.

1.6.
Warranty. Supplier represents and warrants that it has good, valid and marketable title to the Precious Metals to be purchased by Purchaser and shall transfer to Purchaser such title free and clear of all mortgages, security interests, liens and other financial encumbrances of any kind.

1.7.
Exceptions. The Parties acknowledge and agree that Supplier will continue to supply Precious Metals to Tiffany & Co. for the duration of the Term. Accordingly, those quantities are permanently excluded from Supplier's obligation to offer for sale to Purchaser and Purchaser's obligation to purchase the affected quantities of Precious Metals.

2.    TERM AND TERMINATION.

2.1.	Term: Renewal Terms. This Agreement shall commence on the Effective Date and expire on June 30, 2019 (the “Term”).

2.2.
Breach. Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if at any time such other Party (the “Defaulting Party”) commits a breach of any covenant or agreement in this Agreement and such Defaulting Party fails to cure said breach within ten (10) business days of being notified in writing of such breach by the non-defaulting Party.

2.3.	Insolvency. Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if at any time such other Party

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(the “Defaulting Party”) goes into liquidation, a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act, or otherwise.

2.4.
Unilateral Termination. Supplier has the right to unilaterally terminate this Agreement by providing not less than two (2) calendar quarters written notice. Upon such termination, the MGSA shall remain in full force and effect; provided that the refining charges in the MGSA shall be increased by [***] per troy oz of recovered PGM for the remaining term of the MGSA. The parties agree that such increase in refining fees is liquidated damages and not a penalty.

3.    SUPPLIER CUSTOMER METAL PROVISIONS.
Purchaser acknowledges that Supplier's suppliers of Secondary Output may from time to time decide not to sell their Precious Metal to Supplier either immediately or at all. For such circumstances, at Supplier's request, Purchaser shall establish an unallocated pool account under Supplier's name to hold Supplier's customer Precious Metal that is being held and not priced. Supplier shall be able to freely transfer metal to/from their metal account under the MGSA and this customer holding account at no charge to Supplier or its customer.
4.    PAYMENT AND DELIVERY TERMS.
For each purchased quantity, Supplier shall issue an invoice in US Dollars to Purchaser and payment of such invoice will be due to the Supplier no later than two (2) business days following the date the Precious Metal is debited from Supplier's metal account as specified in Section 1.4. Delivery is on the last business day of the calendar month and, except as otherwise agreed, the delivery point is loco Supplier's metal account under the MGSA. All invoice payments shall be made in US Dollars and payable to Supplier via wire transfer to the following account:
Wells Fargo Bank NA- Billings, Montana
[***] - Account Number
[***] - ABA Routing Number
[***] - Swift Code
5.    MARKET ANALYSIS AND MARKETING

5.1.
To the extent permitted by applicable law, Purchaser will regularly update Supplier on market information regarding global supply and demand characteristics for platinum, palladium and rhodium. Twice a year, Purchaser will make a market analysis presentation to Supplier's board of directors. While Purchaser will provide this information in good faith, Supplier acknowledges that Purchaser cannot guarantee the accuracy of the information provided or any results that Supplier may obtain in reliance upon it.

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5.2.
For contract years in which Purchaser is purchasing 100% of Supplier's Mine Output, at Supplier's request, Purchaser will also discuss marketing strategies to increase market interest in Precious Metals and how Purchaser and Supplier can work together on marketing

6.    MISCELLANEOUS.

6.1.
Waiver. Any waiver by either Patty of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of either Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party against whom enforcement is sought.

6.2.
Assignment. Neither Party shall assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party shall have the right to assign this Agreement, in whole or in part, to any Affiliate (as that term is hereinafter defined) thereof. For purposes of this Agreement, "Affiliate" means, with respect to a Party, any Entity directly or indirectly controlling (as hereinafter defined), controlled by or under common control with such Party. For purposes of this Agreement, (i) "Entity" means, other than a Party, any corporation, partnership, association, trust or other such organization and (ii) "controlling, controlled by, and control" mean, as appropriate, the power to direct or influence the management and policies, whether through the ownership of voting securities, by contract or otherwise.

6.3.	Successors. This Agreement shall be binding upon and inure solely to the benefit of Supplier and Purchaser, their successors and permitted assigns.

6.4.
Severability. If any term of this Agreement shall be found to be invalid, illegal or unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby; provided that each Party's rights under this Agreement are not materially adversely affected. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in the economic and business objectives intended by the Parties as of the Effective Date to such invalid, illegal or unenforceable provision, but which shall be valid, legal and enforceable. In the event either Party's rights are materially adversely affected as a result of a change in this Agreement as contemplated by this Section 5.4, such Party may terminate this Agreement by notice in writing to the other Party.

6.5.	Force Majeure and Other Events. No failure, omission, or delay by either Party in the performance of such Party's obligations under this Agreement shall be deemed

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a breach of this Agreement if such failure, omission or delay arises from any cause or causes beyond the reasonable control of such Party including, but not limited to, any of the following which, for the purpose of this Agreement, shall each be regarded as a “Force Majeure Event” and beyond the reasonable control of the Party in question:

•	Acts of God such as storms, floods, and earthquakes;

•	acts or omissions of any Government Authority;

•	compliance with requests, recommendations, rules, regulations or orders of any Governmental Authority;

•	fire;

•	accidents;

•	acts of the public enemy, terrorist attacks, or war;

•	quarantine restrictions;

•	strikes; lockout disputes or other labor disputes; or

•	transportation embargoes, or failures or delays in transportation.

For purposes of this Agreement, "Governmental Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality of any supranational organization of sovereign states, country, state, province, territory, commonwealth, municipality or other political subdivision thereof.

6.6.
Notices. All notices and reports required under, and other communications with respect to, this Agreement shall be in writing and given or sent to the Party to be notified at its respective address set forth in the preamble to this Agreement either personally and thereby deemed to be given on that day, or by facsimile transmission and thereby deemed to be given on the day following or by registered letter and thereby deemed to be given on the third day following the day of posting.

6.7.
Applicable Laws. Each of the Parties agrees to comply with all laws, statutes, regulations and ordinances of any Governmental Authority having jurisdiction over or related to any Precious Metal and/or other subject matter of this Agreement with respect to the exercise or performance by such Party of its rights and obligations, respectively, hereunder.

6.8.
Relationship of the Parties. During the Term, Supplier and Purchaser shall act as independent contractors and nothing herein shall be construed so as to constitute Supplier or Purchaser as being a partner, joint venturer, agent or representative of the other for any purpose whatsoever. Neither Supplier nor Purchaser shall engage in any conduct which might create the impression or inference that the other Party is a partner, joint venture, agent or representative thereof. Each of Supplier and Purchaser shall be solely responsible for the discharge of its respective obligations and liabilities to third parties and shall have no right to

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indemnity or contribution from the other Party in respect therefor except insofar as expressly provided in Section 6.9 of this Agreement.

6.9.	Indemnification.
6.9.1.    Obligations of Purchaser. Without prejudice to any other right or remedy Supplier may have under this Agreement or otherwise, Purchaser shall indemnify, defend and hold harmless Supplier, its Affiliates and their respective directors, officers, employees and agents (individually, a “Supplier Indemnitee”) from and against all damages, losses, liabilities, costs, expenses, claims, demands, suits, penalties, judgments and administrative or judicial orders, including reasonable attorneys’ fees and expenses, (“Claims”) incurred, assessed or sustained by or against any such Supplier Indemnitee with respect to, resulting from or arising out of:
6.9.1.1    any negligence or willful misconduct of Purchaser in the performance of this Agreement; or
6.9.1.2    any breach by Purchaser of its obligations under this Agreement.
6.9.2.    Obligations of Supplier. Without prejudice to any other right or remedy Purchaser may have under this Agreement or otherwise, Supplier shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees and agents (individually, a "Purchaser Indemnitee") from and against all Claims incurred, assessed or sustained by or against any such Purchaser Indemnitee with respect to, resulting from or arising out of:
6.9.2.1    any negligence or willful misconduct of Supplier in the performance of this Agreement; or
6.9.2.2    any breach by Supplier of its obligations, representations or warranties under this Agreement.
6.9.3.    Each Party's obligation to indemnify under this Section 5.9 shall be reduced proportionately to the extent that the negligence or willful misconduct of the other Party or its Affiliates and their respective directors, officers, employees or agents has contributed to the Claims.
6.9.4.    LIMITATION. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY GENERAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR LIKE DAMAGES, HOWSOEVER NAMED, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS OF SUCH OTHER PARTY.
6.9.5.    Notification. Each of Supplier and Purchaser shall provide notice in writing to the other Party promptly upon such notifying Party's knowledge of the institution of any and all claims, suits, actions, and proceedings referred to in Section

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6.9.1 and Section 6.9.2, respectively, giving due regard to any required deadline for answering or otherwise responding to the claim, suit, action, or proceeding in question. Neither Party shall settle any claim, suit, action, or proceeding on behalf of the other Party without first consulting with such Party and obtaining its consent, which shall not be unreasonably withheld or delayed.
6.9.6.    Survival. This Section 6.9 shall survive termination of this Agreement for that period of time ending concurrently with the date on which the statute of limitations for contractual obligations under the governing law of this Agreement expires.

6.10.
Confidentiality. The Parties acknowledge that this Agreement and the terms and conditions herein shall be treated as confidential information and shall not be divulged, in whole or in part, to any third party, including Affiliates, without the prior approval of the other Party and neither Party will make use of such confidential information other than in relation to the performance of its obligations hereunder, provided however, such confidentiality obligations shall not be construed to prevent disclosure where legally required or to prevent the use of such information to enforce a Party's rights under this Agreement.

6.11.
Taxes. Each Party shall be responsible for (and remit as prescribed by the laws of any duly constituted taxing authority with jurisdiction) any sales, use, value added, goods and services, transfer or similar taxes, or any surcharges or escheat requirements (collectively, the “Taxes”) imposed upon that Party by the laws of such jurisdiction in effect at the time Precious Metals are provided. For jurisdictions where the Taxes are imposed by statute upon Purchaser, without statutory provision for recovery from Supplier, Purchaser shall bear the Taxes in full and without reimbursement. For jurisdictions where the Taxes are imposed by statute upon Supplier and for which Supplier has a responsibility to collect and remit, Supplier shall separately itemize the Taxes on each invoice for which the Taxes are applicable. When applicable, Purchaser shall timely provide Supplier with the required documentation to exempt the Precious Metals from the Taxes or to evidence Purchaser's authority to remit the Taxes directly. Supplier will rely on such good faith documentation and therefore will not be responsible for such Taxes.

6.12.
Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and hereby supersedes all prior discussions, negotiations and agreements, whether oral or written, between them with respect to the same. No term, condition or other provision set forth in any purchase order, order acknowledgment or the like shall supersede any term, condition or other provision of this Agreement and, with respect to any inconsistency or ambiguity created thereby, this Agreement shall control.

6.13.
Amendment. This Agreement may not be amended except in writing, signed by authorized representatives of both Supplier and Purchaser, which writing shall include an affirmative statement that this Agreement is being amended thereby.

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6.14.
Headings. The headings contained in this Agreement are for convenience of reference only, are not considered a part of this Agreement, and shall in no way affect or alter the meaning or effect of any of the provisions of this Agreement.

6.15.
Counterparts. This Agreement may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Facsimile signatures and PDF files containing signatures shall be considered original for all purposes.

6.16.
Governing Law. This Agreement shall be construed and the rights and obligations of the Pal1ies determined, in accordance with the laws of the State of New York, USA, without giving effect to its conflicts of law rules or principles.

ACCEPTED AND AGREED:

JOHNSON MATTHEY INC.                STILLWATER MINING COMPANY

By:    /s/ Timothy Murray            By:     /s/ Michael J. McMullen
Name: Timothy Murray            Name:     Michael J. McMullen
Title:     General Manager, PMM N.A         Title: President and CEO

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